Press Release
Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com

Cincinnati Bell Inc. Announces Notes Offering

CINCINNATI - February 2, 2005 - Cincinnati Bell Inc. (NYSE:CBB) announced today that it plans to raise an aggregate principal amount of $350 million through a private offering of $250 million of senior notes due 2015 and $100 million of 8 3/8% senior subordinated notes due 2014. The company intends to use the proceeds from this offering, along with proceeds from a new $250 million revolving credit facility, to repay all outstanding borrowings under, and terminate, its existing credit facilities.

The securities have not and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes. The company plans to issue the notes only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

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In particular, any statements, projections or estimates that include or reference the words “believes,” “intends”, “anticipates,” “plans,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but not limited to, Cincinnati Bell’s ability to maintain its market position in communications services, including for wireless, wireline and internet services, general economic trends affecting the purchase or supply of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator, restrictions imposed under our various credit facilities and debt instruments, work stoppages caused by labor disputes, adjustments resulting from year-end audit procedures and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s annual Form 10-K report, quarterly Form 10-Q reports and Forms 8-K. The forward-looking statements included in this release represent the company's estimates as of February 2, 2005. The company anticipates that subsequent events may cause its estimates to change.

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